EXHIBIT 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-00000) of Pharmos Corporation for the registration of 20,000,000 shares of its common stock of our report dated March 15, 2006, except for Note 15 as to which the date is August 31, 2006, relating to the financial statements of Vela Pharmaceuticals Inc. as of December 31, 2005 and 2004 and the years then ended and the period from February 4, 1998 (inception) to December 31, 2005 included in the Definitive Proxy Statement on Schedule 14A of Pharmos Corporation that was filed with the Securities and Exchange Commission on October 3, 2006.

/s/ Ernst & Young LLP

Metro Park, New Jersey

November 14, 2006